News Release		Exhibit 99.1

Contact:	Corporate Communications
Houston:	713.324.5080
Email:	corpcomm@coair.com
News archive:	continental.com/company/news/	Address:	P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES $233 MILLION
SECOND QUARTER PROFIT

Highest second quarter pretax profit since 2000; operating income improves $482 million vs. 2009

HOUSTON, July 22, 2010 – Continental Airlines (NYSE: CAL) today reported second quarter 2010 net income of $233 million ($1.46 diluted earnings per share).  Excluding $24 million of merger-related costs and other special charges, Continental recorded second quarter net income of $257 million ($1.60 diluted earnings per share).

Operating income for the second quarter of 2010 was $328 million, up $482 million compared to the same period of 2009.

“I want to thank my co-workers for delivering solid second-quarter profitability,” said Jeff Smisek, chairman, president and chief executive officer. “Their hard work and continued focus on running a clean, safe and reliable airline give us great momentum as we head into the second half of the year.”

Second Quarter Revenue and Capacity

Total revenue for the second quarter of 2010 was $3.7 billion, an increase of 18.6 percent compared to the same period in 2009.  Passenger revenue for the second quarter rose 19.7 percent ($544 million) compared to the same period in 2009.

Consolidated revenue passenger miles (RPMs) for the second quarter of 2010 increased 2.0 percent while capacity (available seat miles, ASMs) remained flat year-over-year, resulting in a record second quarter consolidated load factor of 84.6 percent.

Consolidated yield for the quarter increased 17.3 percent year-over-year.  Combined with the 1.9 point year-over-year increase in consolidated load factor, second quarter 2010 consolidated passenger revenue per available seat mile (RASM) increased 19.9 percent.

Continental’s mainline yield increased 16.3 percent in the second quarter over the same period in 2009.  Mainline load factor of 85.0 percent was also a second quarter record, up 1.8 points year-over-year.  Second quarter 2010 mainline RASM increased 18.8 percent year-over-year. Mainline RPMs in the second quarter of 2010 increased 1.5 percent on a mainline capacity decrease of 0.7 percent year-over-year.

Passenger revenue for the second quarter of 2010 and period-to-period comparisons of related statistics by geographic region for the company’s mainline and regional operations are as follows:

	Passenger Revenue (in millions)	Percentage Increase (Decrease) in Second Quarter 2010 vs. Second Quarter 2009
		Passenger Revenue	ASMs	RASM	Yield

Domestic	$1,295	11.0%	(1.7)%	12.8%	12.6%
Trans-Atlantic	710	23.2%	(5.9)%	30.8%	25.7%
Latin America	412	19.8%	10.4%	8.5%	10.8%
Pacific	296	39.7%	2.2%	36.7%	18.6%
Total Mainline	$2,713	18.0%	(0.7)%	18.8%	16.3%

Regional	$ 598	28.1%	3.4%	23.8%	19.9%

Consolidated	$3,311	19.7%	(0.2)%	19.9%	17.3%

Cargo revenue in the second quarter of 2010 increased 35.4 percent ($29 million) compared to the same period in 2009, principally due to increased freight volume.

Second Quarter Operations

Continental’s employees earned a total of $6 million in cash incentives for on-time performance during the quarter.  The company recorded a DOT on-time arrival rate of 83.1 percent and a systemwide mainline segment completion factor of 99.3 percent during the quarter, despite record load factors and flight disruptions due to the volcanic ash plume that closed European airspace for several days during the quarter.

Notable Accomplishments and Product Update

Continental announced service to new international destinations during the quarter.  The company plans to begin nonstop Boeing 787 flights to Auckland, New Zealand and Lagos, Nigeria, from its Houston hub.  Both routes are expected to start in November 2011 and are subject to government approval.  In addition, Continental announced nonstop Boeing 777 flights to Cairo, Egypt, from its New York hub at Newark Liberty International Airport, beginning May 2011, subject to government approval.

“We are proud to be the first airline in the world to announce specific route plans for the 787 Dreamliner, as it will allow us to meet the business demand for new international destinations,” said Jim Compton, Continental’s executive vice president and chief marketing officer. “Our participation in Star Alliance and investment in our product continue to bring benefits to our customers and will help ensure success of these new markets.”

Continental continued to install new flat-bed BusinessFirst seats on its Boeing 777 and 757-200 aircraft during the quarter, with 25 aircraft (11 777s and 14 757-200s) now completed.  The flat-bed seats will also be installed on substantially all of Continental’s Boeing 767-400 aircraft and on the Boeing 787 fleet as the new aircraft are delivered to the company.

In addition, Continental continued to install DIRECTV® on its aircraft during the quarter, with the service now offered on 123 narrowbody aircraft.  The company has completed installation of DIRECTV® on its Boeing 737-900ER fleet and will install DIRECTV® on substantially all of its Boeing 737 Next-Generation and 757-300 aircraft.

Continental completed extensive renovations at its Houston hub in the second quarter.  The company expanded the Terminal C ticketing lobby and check-in area and made improvements to the baggage claim and surrounding curbside areas.

Continental also completed installation of winglets on all 21 of its Boeing 757-300 aircraft during the quarter, and now has winglets installed on its entire narrowbody fleet.

Second Quarter Costs and End of Quarter Cash

Continental’s mainline cost per available seat mile (CASM) increased 3.9 percent in the second quarter 2010 compared to the same period last year.  Mainline fuel prices for the second quarter increased 8.7 percent compared to the second quarter of 2009, while mainline fuel consumption declined 1.1 percent year-over-year on 0.7 percent less mainline capacity. Holding fuel rate constant and excluding special charges and merger-related costs, second quarter 2010 mainline CASM increased 2.2 percent compared to the second quarter of 2009.

“These results represent another quarter of strong operational performance and cost control by the entire Continental team,” said Zane Rowe, Continental’s executive vice president and chief financial officer.  “While there is still a lot of work ahead in order to sustain profitability, we are pleased with this quarter’s results.”

Through June 30, 2010, the company has accrued $18 million under its current year profit sharing plan. The actual amount of profit sharing that the company will distribute to eligible employees in February 2011 depends on the company’s full year financial results.

During the second quarter of 2010, Continental contributed $40 million to its defined benefit pension plans.  The company contributed an additional $38 million to its defined benefit plans earlier this month, bringing its total year-to-date contributions to $112 million.

In the second quarter of 2010, Continental recorded $18 million of merger-related costs, relating to financial advisor, legal, accounting and consultant fees and communication costs. The company also had $6 million of special charges in the second quarter of 2010, primarily related to a change in the company’s reserve for unused space at its maintenance facility in Denver.

Continental ended the second quarter with $3.5 billion in unrestricted cash, cash equivalents and short-term investments.

Merger with United

In May, Continental and United announced a merger of equals, bringing together two of the world’s premier airlines to create a combined company that will be well-positioned to succeed in an increasingly competitive global aviation environment.

The merger is expected to deliver $1.0 billion to $1.2 billion in net annual synergies by 2013, including between $800 million and $900 million of incremental annual revenues, in large part from expanded customer options resulting from the greater scope and scale of the network, and additional international service enabled by the broader network of the combined carrier. The companies continue to make good progress with merger integration planning and have achieved important milestones on their path toward closing the merger, including making required filings with the Department of Justice, the Department of Transportation (DOT) and the European Commission, and launching functional teams to oversee and implement integration planning. The companies remain on track to close the merger in the fourth quarter of 2010.

 “I look forward to working together with all the employees of the combined carrier as we create the world’s leading airline,” Smisek said.

Corporate Background

Continental Airlines is the world’s fifth largest airline.  Continental, together with Continental Express and Continental Connection, has more than 2,700 daily departures throughout the Americas, Europe and Asia, serving 132 domestic and 137 international destinations.   Continental is a member of Star Alliance, which overall offers more than 21,200 daily flights to 1,172 airports in 181 countries through its 28 member airlines.  With more than 40,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with its regional partners, carries approximately 63 million passengers per year.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/About Continental /Investor Relations.

Important Information For Investors And Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger of equals transaction between UAL Corporation (“UAL”) and Continental Airlines, Inc. (“Continental”) will be submitted to the respective stockholders of UAL and Continental for their consideration.  In connection with the proposed transaction, UAL has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that includes a preliminary joint proxy statement of Continental and UAL that also constitutes a prospectus of UAL.  UAL and Continental also plan to file other documents with the SEC regarding the proposed transaction.  UAL AND CONTINENTAL URGE INVESTORS AND SECURITY HOLDERS TO READ THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC (INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and stockholders may obtain free copies of the preliminary joint proxy statement/prospectus and other documents containing important information about UAL and Continental (including the definitive joint proxy statement/prospectus), once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by UAL will be available free of charge on UAL’s website at www.united.com under the tab “Investor Relations” or by contacting UAL’s Investor Relations Department at (312) 997-8610.  Copies of the documents filed with the SEC by Continental will be available free of charge on Continental’s website at www.continental.com under the tab “About Continental” and then under the tab “Investor Relations” or by contacting Continental’s Investor Relations Department at (713) 324-5152.

UAL, Continental and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of Continental is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 23, 2010, and the preliminary joint proxy statement/prospectus related to the proposed transaction, which was filed with the SEC on June 25, 2010.  Information about the directors and executive officers of UAL is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 30, 2010, and the preliminary joint proxy statement/prospectus related to the proposed transaction, which was filed with the SEC on June 25, 2010.  These documents can be obtained free of charge from the sources indicated above.  Additional information regarding the participants in the proxy solicitation may also be included in the definitive joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Continental’s and UAL’s current beliefs, expectations or intentions regarding future events.  Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements include, without limitation, Continental’s and UAL’s expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by stockholders and by governmental regulatory authorities; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Continental and UAL and are difficult to predict.  Examples of such risks and uncertainties include, but are not limited to, (1) the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive required stockholder or regulatory approvals, the taking of governmental action (including the passage of legislation) to block the transaction, or the failure of other closing conditions, and (2) the possibility that the expected synergies will not be realized, or will not be realized within the expected time period, because of, among other things, significant volatility in the cost of aircraft fuel, the high leverage and other significant capital commitments of Continental and UAL, the ability to obtain financing and to refinance the combined company’s debt, the ability of Continental and UAL to maintain and utilize their respective net operating losses, the impact of labor relations, global economic conditions, fluctuations in exchange rates, competitive actions taken by other airlines, terrorist attacks, natural disasters, difficulties in integrating the two airlines, the willingness of customers to travel by air, actions taken or conditions imposed by the U.S. and foreign governments or other regulatory matters, excessive taxation, further industry consolidation and changes in airlines alliances, the availability and cost of insurance and public health threats.
UAL and Continental caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Continental’s and UAL’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings.  All subsequent written and oral forward-looking statements concerning Continental, UAL, the proposed transaction or other matters and attributable to Continental or UAL or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.  Neither Continental nor UAL undertakes any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATEMENTS OF OPERATIONS
(In millions, except per share data) (Unaudited)

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
	2010	2009		2010	2009

Operating Revenue:
Passenger:
Mainline	$2,713	$2,300	18.0%	$5,034	$4,498	11.9%
Regional	598	467	28.1%	1,080	886	21.9%
Total Passenger Revenue	3,311	2,767	19.7%	6,114	5,384	13.6%
Cargo	111	82	35.4%	213	167	27.5%
Other	286	277	3.2%	550	536	2.6%
Total Operating Revenue	3,708	3,126	18.6%	6,877	6,087	13.0%

Operating Expenses:
Aircraft fuel and related taxes	968	891	8.6%	1,822	1,626	12.1%
Wages, salaries and related costs	822	799	2.9%	1,618	1,564	3.5%
Aircraft rentals	230	235	(2.1)%	459	472	(2.8)%
Landing fees and other rentals	215	216	(0.5)%	428	425	0.7%
Regional capacity purchase	211	217	(2.8)%	413	431	(4.2)%
Distribution costs	190	150	26.7%	361	307	17.6%
Maintenance, materials and repairs	136	161	(15.5)%	283	314	(9.9)%
Depreciation and amortization	122	118	3.4%	256	229	11.8%
Passenger services	100	96	4.2%	193	183	5.5%
Special charges (A)	6	44	NM	16	48	NM
Merger-related costs (B)	18	-	NM	18	-	NM
Other	362	353	2.5%	732	696	5.2%
Total Operating Expenses	3,380	3,280	3.0%	6,599	6,295	4.8%

Operating Income (Loss)	328	(154)	NM	278	(208)	NM

Nonoperating Income (Expense):
Interest expense	(92)	(90)	2.2%	(187)	(183)	2.2%
Interest capitalized	6	8	(25.0)%	13	17	(23.5)%
Interest income	2	4	(50.0)%	4	8	(50.0)%
Other, net	(11)	19	NM	(20)	17	NM
Total Nonoperating Income (Expense)	(95)	(59)	61.0%	(190)	(141)	34.8%

Income (Loss) before Income Taxes	233	(213)	NM	88	(349)	NM
Income Taxes (C)	-	-	-	(1)	-	-

Net Income (Loss)	$ 233	$ (213)	NM	$ 87	$ (349)	NM

Earnings (Loss) per Share:
Basic	$ 1.67	$(1.72)	NM	$ 0.62	$(2.82)	NM
Diluted	$ 1.46	$(1.72)	NM	$ 0.60	$(2.82)	NM

Shares Used for Computation:
Basic	140	124	12.9%	139	124	12.1%
Diluted	167	124	34.7%	153	124	23.4%

(A)	Operating Expenses: Special Charges. Includes the following (in millions):

		Three Months Ended June 30,		Six Months Ended June 30,
		2010	2009	2010	2009

	Aircraft-related charges, net	$ -	$ 43	$ 6	$ 47
	Severance and other	6	1	10	1
	Total special charges	$ 6	$ 44	$ 16	$ 48

2010.  Severance and other special charges in the second quarter of 2010 primarily relate to an $8 million adjustment to our reserve for unused facilities due to reductions in expected sublease income for a maintenance hangar in Denver.  In the first quarter of 2010, the company recorded $6 million of aircraft-related charges related to grounded Boeing 737-300 aircraft, net of gains on two 737-500 aircraft sold to a foreign buyer.

2009.  Aircraft-related charges in the second quarter of 2009 include $31 million of non-cash impairments on owned Boeing 737-300 and 737-500 aircraft and related assets, an $8 million non-cash charge related to the disposition of three Boeing 737-300 aircraft and a $4 million non-cash charge to write off certain obsolete spare parts.  In the first quarter of 2009, the company recorded a $4 million charge for future lease and other related costs on a permanently grounded Boeing 737-300 aircraft.

(B)
Merger-related costs of $18 million incurred in the second quarter of 2010 relating to financial advisor, legal, accounting and consultant fees and communication costs related to the company's planned merger with UAL Corporation.

(C)
Effective tax rates differ from the federal statutory rate of 35% primarily due to the following:  changes in the valuation allowance, expenses that are not deductible for federal income tax purposes and state income taxes.  We are required to provide a valuation allowance for our deferred tax assets in excess of deferred tax liabilities because the company concluded that it is more likely than not that such deferred tax assets will ultimately not be realized.  As a result, pre-tax losses for the three and six months ended June 30, 2009 were not reduced by any tax benefit.  No federal income tax expense was recorded related to pretax income for the three and six months ended June 30, 2010 due to the utilization of book net operating losses for which no benefit had previously been recognized.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES
STATISTICS

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
	2010	2009		2010	2009

Mainline Operations:
Revenue passengers (thousands)	11,611	11,876	(2.2)%	22,173	22,438	(1.2)%
Revenue passenger miles (millions)	21,075	20,772	1.5%	39,802	38,462	3.5%
Available seat miles (millions)	24,793	24,963	(0.7)%	48,186	48,316	(0.3)%
Cargo ton miles (millions)	285	219	30.1%	547	420	30.2%

Passenger load factor:
Mainline	85.0%	83.2%	1.8 pts.	82.6%	79.6%	3.0 pts.
Domestic	86.6%	86.4%	0.2 pts.	84.2%	83.2%	1.0 pts.
International	83.5%	80.2%	3.3 pts.	81.1%	76.2%	4.9 pts.

Passenger revenue per available seat mile (cents)	10.94	9.21	18.8%	10.45	9.31	12.2%
Total revenue per available seat mile (cents)	12.50	10.59	18.0%	11.99	10.71	12.0%
Average yield per revenue passenger mile (cents)	12.87	11.07	16.3%	12.65	11.69	8.2%
Average fare per revenue passenger	$236.24	$195.82	20.6%	$229.36	$202.48	13.3%

Cost per available seat mile (CASM) (cents) (A)	11.27	10.85	3.9%	11.31	10.71	5.6%
CASM, excluding special charges, merger-related costs and aircraft fuel and related taxes (cents) (B)	7.94	7.69	3.3%	8.11	7.81	3.8%
CASM, holding fuel rate constant and excluding special charges and merger-related costs (cents) (B)	10.90	10.67	2.2%	10.89	10.61	2.6%

Average price per gallon of fuel, including fuel taxes	$2.26	$2.08	8.7%	$2.20	$1.96	12.2%
Fuel gallons consumed (millions)	354	358	(1.1)%	684	692	(1.2)%

Aircraft in fleet at end of period (C)	337	351	(4.0)%	337	351	(4.0)%
Average length of aircraft flight (miles)	1,625	1,551	4.8%	1,608	1,527	5.3%
Average daily utilization of each aircraft (hours)	10:49	10:46	0.6%	10:42	10:34	1.2%

Regional Operations:
Revenue passengers (thousands)	4,689	4,472	4.9%	8,662	8,318	4.1%
Revenue passenger miles (millions)	2,556	2,394	6.8%	4,748	4,494	5.7%
Available seat miles (millions)	3,148	3,044	3.4%	6,071	6,015	0.9%
Passenger load factor	81.2%	78.7%	2.5 pts.	78.2%	74.7%	3.5 pts.
Passenger revenue per available seat mile (cents)	19.00	15.35	23.8%	17.78	14.74	20.6%
Average yield per revenue passenger mile (cents)	23.40	19.51	19.9%	22.73	19.72	15.3%
Aircraft in fleet at end of period (D)	251	266	(5.6)%	251	266	(5.6)%

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES
STATISTICS (cont’d)

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
	2010	2009		2010	2009

Consolidated Operations (Mainline and Regional):
Revenue passengers (thousands)	16,300	16,348	(0.3)%	30,835	30,756	0.3%
Revenue passenger miles (millions)	23,631	23,166	2.0%	44,550	42,956	3.7%
Available seat miles (millions)	27,941	28,007	(0.2)%	54,257	54,331	(0.1)%
Passenger load factor	84.6%	82.7%	1.9 pts.	82.1%	79.1%	3.0 pts.
Passenger revenue per available seat mile (cents)	11.85	9.88	19.9%	11.27	9.91	13.7%
Total revenue per available seat miles (cents)	13.27	11.16	18.9%	12.67	11.20	13.1%
Average yield per revenue passenger mile (cents)	14.01	11.94	17.3%	13.72	12.53	9.5%
CASM (cents) (A)	12.10	11.71	3.3%	12.16	11.59	4.9%
CASM, excluding special charges, merger-related costs and aircraft fuel and related taxes (cents)	8.54	8.37	2.0%	8.74	8.51	2.7%
CASM, holding fuel rate constant and excluding special charges and merger-related costs (cents)	11.72	11.55	1.5%	11.72	11.50	1.9%
Average price per gallon of fuel, including fuel taxes	$2.26	$2.07	9.2%	$2.21	$1.95	13.3%
Fuel gallons consumed (millions)	428	430	(0.5)%	826	833	(0.8)%
Average full-time equivalent employees	38,800	40,250	(3.6)%	39,085	40,285	(3.0)%

(A)	Includes impact of special charges.
(B)	See “NON-GAAP FINANCIAL MEASURES.”
(C)	Excludes five grounded 737-300 aircraft and five grounded 737-500 aircraft at June 30, 2010.
(D)
Consists of flights operated under capacity purchase agreements with Continental’s regional carriers ExpressJet, Colgan, Chautauqua and CommutAir.  Excludes 25 EMB-135 aircraft that are temporarily grounded and 38 ERJ-145 aircraft and five EMB-135 aircraft subleased to other operators but are not operated on the company’s behalf at June 30, 2010.

 CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Net Income (in millions)	Three Months Ended June 30, 2010

Net income	$233

Special items:
Special charges (net of tax of $0)	6
Merger-related costs (net of tax of $0)	18

Net income, excluding special items (A)	$257

Earnings per Share	Three Months Ended June 30, 2010

Diluted earnings per share	$1.46

Special items:
Special charges	0.04
Merger-related costs	0.10

Diluted earnings per share, excluding special items (A)	$1.60

CASM Mainline Operations (cents)	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
	2010	2009		2010	2009

Cost per available seat mile (CASM)	11.27	10.85	3.9%	11.31	10.71	5.6%

Less: Special charges and merger-related costs	(0.11)	(0.18)	NM	(0.07)	(0.10)	NM

CASM, excluding special charges and merger-related costs	11.16	10.67	4.6%	11.24	10.61	5.9%

Less: Fuel per cost available seat mile (B)	(3.22)	(2.98)	8.1%	(3.13)	(2.80)	11.8%

CASM, excluding special charges, merger-related costs and aircraft fuel and related taxes (A)	7.94	7.69	3.3%	8.11	7.81	3.8%

Add: Current year fuel cost at prior year fuel price per available seat mile (B)	2.96	-	NM	2.78	-	NM
Add: Prior year fuel cost per available seat mile (B)	-	2.98	NM	-	2.80	NM

CASM, holding fuel rate constant and excluding special charges and merger-related costs (A)	10.90	10.67	2.2%	10.89	10.61	2.6%

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES (Cont’d)

CASM Consolidated Operations (cents)	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
	2010	2009		2010	2009

Cost per available seat mile (CASM)	12.10	11.71	3.3%	12.16	11.59	4.9%

Less: Special charges and merger-related costs	(0.09)	(0.16)	NM	(0.06)	(0.09)	NM

CASM, excluding special charges and merger-related costs	12.01	11.55	4.0%	12.10	11.50	5.2%

Less: Fuel per cost available seat mile (B)	(3.47)	(3.18)	9.1%	(3.36)	(2.99)	12.4%

CASM, excluding special charges, merger-related costs and aircraft fuel and related taxes (A)	8.54	8.37	2.0%	8.74	8.51	2.7%

Add: Current year fuel cost at prior year fuel price per available seat mile (B)	3.18	-	NM	2.98	-	NM
Add: Prior year fuel cost per available seat mile (B)	-	3.18	NM	-	2.99	NM

CASM, holding fuel rate constant and excluding special charges and merger-related costs (A)	11.72	11.55	1.5%	11.72	11.50	1.9%

(A)	These financial measures provide management and investors the ability to measure and monitor Continental’s performance on a consistent basis.
(B)	Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the company’s control.

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